August 5, 2005



Mr. G. Brian Lloyd
Vice President, Treasurer
Blue Dolphin Energy Company
801 Travis, Suite 2100
Houston, Texas 77002

	Re:	Blue Dolphin Energy Company
		Form 10-KSB for Fiscal Year Ended December 31, 2004
Filed March 25, 2005
      File No. 0-09435


Dear Mr. Lloyd:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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